Exhibit 10.3

AGREEMENT OF SALE

This AGREEMENT OF SALE (the “Agreement”) is being executed and delivered this 1st day of March, 2011 by and between Ciglarette, Inc. (the “Company”) and Lisan Rahman (“Rahman”).

WHEREAS, the Company owns 80% (the “Subsidiary Shares”) of the issued and outstanding shares of common stock of Ciglarette International, Inc. (the “Subsidiary”);

WHEREAS, Rahman owns 5,000,000 (the “Rahman Shares”) of the issued and outstanding shares of common stock of the Company; and

WHEREAS, Rahman desires to purchase, and the Company desires to sell, the Subsidiary Shares in exchange for the cancellation of the Subsidiary Shares.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1. The Company hereby sells to Rahman, and Rahman hereby purchases from the Company, the Subsidiary Shares.

2. In consideration for the purchase of the Shares pursuant to Section 1 above, Rahman is contemporaneously herewith delivering to the Company for cancellation a stock certificate(s) evidencing 2,500,000 of the Rahman Shares (the “Cancellation Shares”).

3. The Company hereby represents and warrants to Rahman that it owns, of record and beneficially, and has good and marketable title to the Subsidiary Shares, all of which  are free and clear of all liens, charges and encumbrances. Rahman hereby represents and warrants to the Company that he owns, of record and beneficially, and has good and marketable title to the Rahman Shares, all of which  are free and clear of all liens, charges and encumbrances.

4. Rahman hereby waives any and all rights and interests he has, had or may have with respect to the Cancellation Shares.  Rahman hereby accepts the Subsidiary Shares and agrees to hold the Company harmless from any claim or liability arising out of the operations of the Company and the Subsidiary prior to and after the date hereof.

5. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

6.  This Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, neither the Company nor Rahman makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

7.   This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CIGLARETTE, INC.

By:	/s/ Lisan Rahman
Lisan Rahman, Chief Executive Officer

/s/ Lisan Rahman
LISAN RAHMAN